EXHIBIT 7.2


                            IRREVOCABLE DEED OF TRUST
                            -------------------------

          Made the 12th day of July, 1989.

          PETER C. ROSSIN and ADA E. ROSSIN, his wife, of Allegheny County, Pennsylvania, as the Settlors, and ADA E. ROSSIN and JOAN ELIZABETH ROSSIN STEPHANS, individuals residing in Allegheny County, Pennsylvania, as the Trustees, hereby agree as follows:

          ONE: The Settlors hereby transfer and deliver to the Trustees the property listed in Schedule "A" attached hereto, together with all of their interest therein. The Trustees shall hold said property, together with any additions thereto as hereinafter provided, as a Trust Estate, shall invest and reinvest the same and shall distribute the net income (hereinafter called "Income") and principal as set forth in the following provisions.

               (A) The Trustees shall immediately divide the Trust Estate, including any additions thereto, into two equal shares for the Settlors' granddaughters, ELIZABETH LEE STEPHANS and KATHERINE ROSSIN STEPHANS, and each share shall be held as a separate trust, as follows:

                    (1) During the lifetime of each granddaughter, the Trustees shall pay the Income from her separate trust at least annually to the said granddaughter, and shall also pay to said granddaughter such sums from principal as are necessary for said granddaughter's health, maintenance, education and support in her accustomed manner of living; PROVIDED, however, that, prior to said granddaughter's twenty-first (21st) birthday, the Trustee other than ADA E. ROSSIN is authorized to pay all or any portion of the Income, and any portion of the principal distributed in accordance with the standard articulated above to any individual or trust company selected by such Trustee other than ADA E. ROSSIN or PETER C. ROSSIN (including such Trustee) as Custodian for said granddaughter under the Pennsylvania Uniform Gifts to Minors Act; PROVIDED, FURTHER, however, that no Trustee shall participate in the decision to make a distribution of principal which could have the effect of discharging or satisfying any personal legal obligation of support of such Trustee; PROVIDED, FURTHER, that if any unproductive assets are held in the trust, said granddaughter may require that they be converted to income-producing assets within a reasonable time; and PROVIDED, FURTHER, that said


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granddaughter  shall have the right to  withdraw  portions of the  principal  in accordance with the following schedule:

                              (a) After  her twenty-fifth (25th)  birthday, one-
third (1/3) of the principal;

                              (b) After her thirtieth (30th) birthday,  one-half
(1/2) of the principal which is not already subject to withdrawal;
and
                              (c) After her thirty-fifth (35th) birthday, any or
all of the principal.

          Notwithstanding any other provision hereof, in no event shall any portion of the Income or principal of the separate trust established hereunder for each of the Settlors' granddaughters be distributed to any person other than the granddaughter for whom such separate trust was established during the life of such granddaughter.

                    (2) Upon the death of each granddaughter, if her trust has not already terminated, any Income from her separate trust accrued or received by the Trustees subsequent to the last payment date shall be paid to her estate, and the principal thereof shall be transferred and delivered to or for the benefit of such one or more persons, corporations or other organizations, including said granddaughter's creditors or the creditors of her estate, in such portions or amounts and subject to such trusts, terms and conditions as the said granddaughter may appoint by specific reference to this Article in her Will. If the said granddaughter does not exercise this power of appointment in full the unappointed principal shall be transferred and delivered to her surviving issue per stirpes or, if she has none, shall be distributed to the then living issue, per stirpes, of JOAN ELIZABETH ROSSIN STEPHANS; PROVIDED, however, that any amount thus distributable to the Settlors' other granddaughter named in Article ONE (A) hereof shall be added to the separate share hereunder established for such granddaughter and shall be held or distributed as if the latter share was being set apart at that time. If there are no takers as described above in this subparagraph (2), the principal shall be transferred and delivered to JOAN ELIZABETH ROSSIN STEPHANS, or if she is not then living, to those persons who would have been entitled thereto if PETER C. ROSSIN had been the owner thereof and he had died at that time intestate, unmarried and domiciled in Pennsylvania; PROVIDED, however, that in no case shall either of the Settlors be entitled to receive any portion of the principal.

               (B) If any remainderman under the foregoing provisions, other than ELIZABETH LEE STEPHANS or KATHERINE ROSSIN

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STEPHANS,  is under the age of  twenty-one  (21) and is  entitled  to a share in excess of the amount which may be paid to his or her natural guardian, such share shall be retained by the Trustees in a separate trust until the twenty-first (21st) birthday of said remainderman, at which time the trust shall terminate and the principal shall be transferred and delivered to him or her free of trust. Until said remainderman's twenty-first (21st) birthday, the Trustees shall pay the Income to said remainderman, and, in addition, may pay to the remainderman so much of the principal as the Trustees deem advisable for the welfare, comfortable support and education of said remainderman; PROVIDED, however, that the Trustees are authorized to pay all or any portion of the Income, and any portion of the principal that is distributed, to any individual or trust company selected by the Trustees, including a Trustee but not either of the Settlors, as custodian for said remainderman under the Pennsylvania Uniform Gifts to Minors Act or under the Uniform Gifts or Transfers to Minors Act of the jurisdiction of the residence of the beneficiary or of the Custodian. In the event of the death of said remainderman prior to attaining the age of twenty-one
(21), any undistributed Income and the remaining principal shall be transferred and delivered to said remainderman's estate.

               (C) Subject only to Article TWO (C) hereof, receipts of money and other property shall be allocated between income and principal as prescribed by Sections 8101-8112 of the Pennsylvania Probate, Estates and Fiduciaries Code, as the same may in future be amended.

               (D) The Trustee other than ADA E. ROSSIN is authorized to terminate any trust created hereunder, in whole or in part, at any time if, in the absolute discretion of the Trustee other than ADA E. ROSSIN, it is in the best interest of the beneficiary of such trust to do so. Upon any such termination, the then trust property shall be transferred and delivered to the then Income beneficiary of such trust; PROVIDED, however, that if such Income beneficiary is under the age of twenty-one (21), the Trustees are authorized to deliver such trust property to any individual or trust company selected by the Trustee other than ADA E. ROSSIN, including a Trustee but not either of the Settlors, as Custodian for such Income beneficiary under the Pennsylvania Uniform Gifts to Minors Act.

          TWO: (A) The Trustees hereunder shall have the following powers, in addition to and not in limitation of those granted by law: to accept assets in kind from the Settlors or elsewhere and to retain such assets in kind; to sell assets and to invest and reinvest the proceeds and any other cash in any kind of property, real or personal or part interest therein, without being restricted to investments which are listed as legal

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or considered as traditional  for trust funds;  to pledge,  exchange or mortgage real or personal property and to lease the same for terms exceeding five (5) years; to give options for sales, leases and exchanges; to borrow money; to compromise claims; to make division or distribution hereunder either in cash or in kind; to allot different kinds of or interests in property to different shares; to carry securities in the name of a nominee; subject to the power of either of the Settlors' granddaughters to require the conversion of unproductive assets into income-producing assets as set forth in Article ONE (A)(1) hereof,
to  retain   shares  of  stock  in   Dynamet   Incorporated   without   duty  of
diversification; and to vote shares of corporate stock, in person or by proxy, in favor of or against management proposals; PROVIDED, however, that if ADA E. ROSSIN is serving as a Trustee hereunder, in no case shall ADA E. ROSSIN have the authority to vote shares of stock in Dynamet Incorporated, and such shares in Dynamet Incorporated shall be voted only as directed by the Trustee other than ADA E. ROSSIN.

               (B) Any Income or principal herein provided to be paid to any beneficiary while under any disability may, in the discretion of the Trustees, be paid to any court appointed guardian or similar appointee with respect to such beneficiary, and, in the event it is so paid, the receipt of such court appointed guardian or similar appointee therefor shall be a full and complete discharge of the Trustees for the amount or amounts so paid.

               (C) If the trusts hereunder, or any of them, hold any shares in an S Corporation, they are intended to qualify, if practicable and consistent with any applicable agreement to which such shares are subject, as "qualified Subchapter S trusts" as that term is used in Section 1361 of the Code, and are to be administered in such a manner as to qualify as an eligible shareholder of an S Corporation under the provisions of the said Section, including, without limitation, the distribution of all the "income," as that term is used in
Section 643(b) of the Code, of each such trust to the current income beneficiary thereof. If practicable and consistent with any applicable agreement to which such shares are subject, the Settlors request that the income beneficiary of any trust hereunder holding shares in an S Corporation, with the assistance of the Trustees, make the necessary election to treat such trust as an eligible shareholder of any such S Corporation.

               (D) The Trustees shall pay to any beneficiary of any trust created hereunder which holds stock in an S Corporation, in addition to all other payments of Income and principal hereunder, an amount equal to the federal and state income taxes with respect to such stock, on account of any income

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or  gain  allocated  to  principal  according  to  applicable  trust  accounting principles. The Trustees shall consult with the beneficiary in determining the amount to be paid pursuant to this Article TWO (E), but the decision of the Trustee other than ADA E. ROSSIN on the amount to be distributed shall be final.

               (E) It is a paramount purpose of the Settlors that each trust created hereunder for a granddaughter of the Settlors qualify as a "transfer to a grandchild" as that term is defined in Section 1433(d) of the Tax Reform Act of 1986, as amended by Section 1014(h) of the Technical and Miscellaneous Revenue Act of 1988. Notwithstanding any other provision hereof, this Deed of Trust shall be construed accordingly.

          THREE: (A) No one dealing with the Trustees need inquire concerning the validity of anything the Trustees purport to do, or need see to the application of any money paid or any property transferred to or on the order of the Trustees.

               (B) No Trustee hereunder shall have any liability for any mistake or error of judgment made in good faith. To the extent permitted by applicable law, no bond shall be required of any Trustee hereunder in any jurisdiction. The Settlors recognize that, in the exercise of the Trustees' powers hereunder, an individual Trustee may be placed in a position of having conflicting interests as a fiduciary and as an individual, and the Settlors direct that such conflicting interests shall not be a basis for such Trustee not participating in the exercise of powers with respect to any stock of Dynamet Incorporated, or its successors, held hereunder.

               (C) If JOAN ELIZABETH ROSSIN STEPHANS resigns or is unable to act or to continue to act as a Trustee, then PETER N. STEPHANS shall be appointed as successor Trustee. If PETER N. STEPHANS resigns or is unable to act or to continue to act as successor Trustee, then MELLON BANK, N.A. shall be appointed the successor Trustee. In case of the merger or consolidation of a corporate successor Trustee, the resultant company shall become successor Trustee hereunder without notice to any party. If ADA E. ROSSIN resigns or is unable to act as a Trustee, no successor to her shall be appointed, and thereafter the term "Trustees" shall be interpreted as referring to the Trustee other than ADA
E. ROSSIN.

               (D) No individual Trustee shall receive compensation for his or her services as Trustee hereunder. If a corporate Trustee is serving hereunder, it shall be compensated for its services hereunder according to its schedule of charges at the time such services are rendered. In no case shall any Trustee be entitled to compensation in excess of such

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compensation as would be approved by a court of competent jurisdiction.

          FOUR: (A) The right of any beneficiary hereunder to the Income or principal of her separate Trust shall not be subject to assignment, alienation, attachment or claims of creditors.

               (B) Neither the creation of this Trust nor any distribution of Income or principal hereunder shall be deemed or considered to discharge or relieve any Trustee from his or her legal obligation, if any, to support any beneficiary hereof.

               (C) The Settlors, or either of them, may add hereto cash or such property in kind as is acceptable to the Trustees.

               (D) This IRREVOCABLE DEED OF TRUST shall be governed in all respects by the laws of the Commonwealth of Pennsylvania.

               (E) The Settlors acknowledge that they understand the nature of an irrevocable trust and specifically renounce all rights of amendment or revocation with respect hereto.

               (F) As used in this IRREVOCABLE DEED OF TRUST, the singular may include the plural and the plural the singular, and the use of any gender shall be applicable to all genders.

          IN WITNESS WHEREOF, this IRREVOCABLE DEED OF TRUST has been signed by the Settlors and accepted by the Trustees as of the day and date first above written.


WITNESS:                                        SETTLORS:

/s/ Alfred L. Donley for all                    /s/ Peter C. Rossin
----------------------------                    -------------------
                                                PETER C. ROSSIN


                                                /s/ Ada E. Rossin
                                                -------------------
                                                ADA E. ROSSIN


                                                TRUSTEES:

                                                /s/ Ada E. Rossin
                                                -------------------
                                                ADA E. ROSSIN

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                                                /s/ Joan Rossin Stephans
                                                ------------------------
                                                JOAN ELIZABETH ROSSIN STEPHANS

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